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David Sarnoff Research Center  /  Subsidiary of SRI International  /  CN 5300  /
Princeton NJ 08543-5300

William Samuels
Chairman and Chief Executive Officer
ACTV, Inc.
1270 Avenue of the Americas
New York, NY 10020

Re: Letter of Intent

Dear Mr. Samuels:

                                                                 August 18, 1995

     David Sarnoff Research Center, Inc. ('Sarnoff') is pleased to confirm our recent discussions with respect to proposed cooperative business efforts between us. This letter of intent shall be effective as of the date last signed below.


     By way of background, ACTV, Inc. ('ACTV') has developed several commercial technology products including individualized and/or interactive television programming technology consisting of multiple video and/or audio streams related in time and content which are selectively but transparently chosen by a user by interactively reacting to two-dimensional ('2D') and three-dimensional ('3D') video presentations and/or audio choices presented to the viewer. To achieve this, ACTV has developed ACTV coding language, ACTV programming language, ACTV programming methods, and ACTV 2D and 3D technology and long-distance learning technologies. Sarnoff has also developed various technologies including video server technology, 3D television applications, distance learning technology and other interactive television applications such as video insertion techniques. Each party represents that it has conducted and conducts design and development work in selected elements of personalized interactive television applications. The parties acknowledge that there will be different but overlapping areas of background technology, and intend to leverage to mutual advantage these common areas of experience and interest. The basis for our business relationship is the potential commercial success of Sarnoff's and ACTV's technologies used together. Sarnoff's experience and activities in emerging digital standards may be particularly helpful to any collaboration which may result between us. This letter is intended to encourage both companies to be as innovative as possible in expanding the use of and opportunities for ACTV and Sarnoff products.

     We envision a number of joint/collaborative projects that combine Sarnoff's strong capabilities in system and hardware design with ACTV's unique programming technology. Systems developed at Sarnoff might, upon mutual agreement, use or specify some of ACTV's commercial software or hardware components. Initial ideas for collaborative work include the joint development of distance learning technologies, 3D video, video server technologies, digital video television and broadcast applications.

     Accordingly, ACTV and  Sarnoff intend  to cooperate  with each  other on  a
non-exclusive   basis  to  identify  and  make  contracts  for  mutual  business opportunities which include provisions to the effect that:

           New  Intellectual  Property  --  Any  new  non-trivial   intellectual
     property which is the subject of patents and patent applications including those on inventions, designs, methods, processes and

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     software  ('new patents'),   developed  jointly  by  ACTV   employees  with
     Sarnoff   employees,  or  by  Sarnoff   employees  in  performance  of  any
     development contract funded by ACTV, will be jointly owned. The rights to use the new patents will be negotiated between the parties as they occur
     and  may  include  both   non-revenue  arrangements  and  revenue   sharing
     arrangements such as joint ventures, cross-licensing, royalty sharing and royalty free licensing agreements. Exclusivity in favor of ACTV in a field of use for individualized television applications will be considered for such jointly owned new patents that are substantially funded by ACTV, and royalty sharing arrangements may apply by agreement between us. In such circumstance, exclusivity to Sarnoff outside the agreed field will also be considered. With respect to the cooperative efforts between us, it is the current intent of ACTV to be in the production, content, and implementation areas of the business; similarly, it is the current intent of Sarnoff to be in the system and hardware design and implementation areas of the business as appropriate to support our various R&D customers and activities.

           Background Patents -- ACTV and Sarnoff each have certain pre-existing patents and patent applications filed prior to commencing any joint development programs between us and may develop additional background patents independently outside of such programs while they are in progress. Under protection of the Confidential Disclosure Agreement between us dated May 17, 1995, each party intends to make representative disclosures of its relevant background technology as business opportunities evolve. Each of us retains sole rights to its respective background patents and patent applications and any divisions, re-issues and continuations-in-part thereof, as well as to all patents and other intellectual property created independently of any joint programs between us. Any sale by either party of product which contains jointly owned patents, and which also makes use of the other party's background patents, may also invoke royalty obligations and payments for use of such background technology. Licenses or other access to such necessary background intellectual property will be negotiated and agreed in writing separately prior to any use of same. No rights in background patents of either party, admissions as to patentability, etc., are created, conveyed or implied by this letter of intent.

           Contract Sharing -- It is mutually recognized that both companies have specific, market-recognized technical strengths, ACTV in individualized interactive television program technology, and Sarnoff in video compression, consumer set-top box and interactive services technologies, collectively referred to herein as the technology area. The strategic partnership in the technology area is expected to enhance the reputation of both companies and increase their success in addressing opportunities in the technology area. It is desirable that both companies be able to cooperate to jointly obtain third party contracts and thereby to share significantly in the rewards from new opportunities in the technology area.

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           Sarnoff and  ACTV  agree  to  cooperate  in  responding  to  business opportunities in the technology area. This agreement to cooperate does not, however, restrict either company from responding individually or in forming other strategic relationships to respond to specific business opportunities in the technology area. The parties acknowledge, however, that the specific focus area of Sarnoff is intended to be in the system and hardware design and implementation areas of this business as appropriate to support our various R&D customers and activities, and the specific focus area of ACTV is intended to be the production, content, and implementation areas of business.

     Neither ACTV nor Sarnoff will use the name of the other in their brochures, advertising or other literature without advance written approval of the other party. The Confidential Disclosure Agreement between us dated May 17, 1995 is incorporated herein and will apply to proprietary information of a confidential nature exchanged between us. Nothing in this letter shall create any association, partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent contractors and neither shall have any authority to bind the other in any way. Each party shall be responsible for its own costs incurred hereunder.

     This letter is non-binding and shall expire one year from its effective date unless extended by written agreement of ACTV and Sarnoff. If you are in agreement with the intent of the parties as set forth above, please sign both duplicate originals of this letter and return one fully executed original for our use.


Very truly yours,                                     Accepted:

David Sarnoff                                         ACTV, Inc.
Research Center, Inc.
by: CURTIS R. CARLSON                                 by: W.C. SAMUELS
    .............................                         .....................
    Curtis R. Carlson                                     Title: Chairman-CEO
    Executive Vice President                              Date: August 18, 1995
    August 18, 1995


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